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                                                                  Exhibit (a)(5)


[Logo] Merrill Lynch                            World Financial Center
                                                North Tower
                                                New York, New York 10281-1305
                                                (212) 236-3790 (Call Collect)

                           OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                                U.S. Foodservice

                                       at

                      $26.00 Net Per Share of Common Stock

                                       by

                             Snow Acquisition, Inc.
                     An Indirect Wholly Owned Subsidiary of
                             Koninklijke Ahold N.V.
                                 (Royal Ahold)

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 7, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                  March 13, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by Snow Acquisition, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (together, the "Common Stock"), of U.S. Foodservice, a Delaware corporation (the "Company"), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 13, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated March 13, 2000.

     2. The Letter of Transmittal to tender shares of Common Stock for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender shares of Common Stock.

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     3. A letter to stockholders of the Company from James L. Miller,
  Chairman of the Board, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

     4. The Notice of Guaranteed Delivery for shares of Common Stock to be used to accept the Offer if the procedures for tendering shares of Common Stock set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

     5. A printed form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 7, 2000, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

     1. The tender price is $26.00 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of shares of Common Stock which represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis, (ii) the satisfaction of the HSR Condition (as defined in the Offer to Purchase), and (iii) certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 14-- "Conditions of the Offer" of the Offer to Purchase.

     3. The Offer is being made for all of the issued and outstanding shares of Common Stock.

     4. Tendering holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares of Common Stock by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, April 7, 2000, unless the Offer is extended.

     6. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the merger (the "Merger") of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders of shares of Common Stock and declared that the Offer and the Merger are advisable, (ii) approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 7, 2000 by and among Parent, the Purchaser and the Company and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

     7. Notwithstanding any other provision of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such shares of Common Stock (the "Certificates") or, if such shares of Common Stock are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such

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  shares of Common Stock into the account of Wilmington Trust Company, as depositary (the "Depositary"), at The Depository Trust Company, and if certificates evidencing the associated preferred stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares of Common Stock to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any Holder who desires to tender shares of Common Stock and whose Certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

   Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased shares of Common Stock to it or its order purusant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, at World Financial Center, North Tower, New York, New York 10281-1305, telephone number (212) 236-3790, or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000.

   Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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